Exhibit 10.14
APPROACH RESOURCES INC.
2007 STOCK INCENTIVE PLAN
2011 RESTRICTED STOCK AWARD AGREEMENT
PERFORMANCE VESTING
AND TIME VESTING REQUIREMENTS
     THIS AGREEMENT, made and entered into as of the ___ day of ____________, 2011, by and between Approach Resources Inc., a Delaware corporation (“Approach”), and _________________________, an employee, outside director or other individual providing services to Approach or one of its Affiliates (“Participant”).
     WHEREAS, the Compensation Committee of Approach’s Board of Directors or such other committee designated by Approach’s Board of Directors (the “Committee”), acting under Approach’s 2007 Stock Incentive Plan (the “Plan”), has the authority to award restricted shares of Approach’s common stock, $0.01 par value per share (the “Common Stock”), to employees, outside directors or other individuals providing services to Approach or an Affiliate;
     WHEREAS, pursuant to the Plan, the Committee has determined to make such an award to Participant on the terms and conditions and subject to the restrictions set forth in the Plan and this Agreement, and Participant desires to accept such award; and
     WHEREAS, a copy of the Plan has been made available to Participant and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan.
     NOW, THERFORE, in consideration of the premises and mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Restricted Stock Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, Approach hereby awards to Participant, and Participant hereby accepts, a restricted stock award (the “Award”) of _____ shares (the “Restricted Shares”) of Common Stock. The Award is made on the ___ day of ____________, 2011 (the “Grant Date”). A certificate representing the Restricted Shares shall be issued in the name of Participant (or, at the option of Approach, in the name of a nominee of Approach) as of the Grant Date and delivered to Participant on the Grant Date or as soon thereafter as is practicable. Participant shall cause the certificate representing the Restricted Shares, upon receipt thereof by Participant, to be deposited, together with stock powers and any other instrument of transfer reasonably requested by Approach duly endorsed in blank, with Approach, to be held by Approach in escrow for Participant’s benefit until such time as the Restricted Shares represented by such certificate are either forfeited by Participant to Approach or the restrictions thereon terminate as set forth in this Agreement.
     2. Vesting and Forfeiture.
          (a) The Restricted Shares shall be subject to a restricted period that shall commence on the Grant Date and shall end on the time-based vesting dates described in Section 2(a)(ii) below (the “Restricted Period”), subject to the satisfaction of the Performance Vesting Requirement described in Section 2(a)(i). During the Restricted Period, the Restricted Shares shall be subject to being forfeited by Participant to Approach as provided in this Agreement, and Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of any of the Restricted Shares (the “Restrictions”).
          (i) Performance Vesting Requirement. The “Performance Vesting Requirement” means the performance-based vesting Restrictions for the Restricted Shares. The Performance Vesting

Requirement shall be satisfied by the achievement of the “Performance Goals,” which are performance criteria established by the Committee pursuant to Article XI of the Plan and set forth in Appendix A attached hereto. After the end of the 2011 calendar year, the Committee will review and analyze Approach’s performance for the 2011 calendar year and determine whether the Performance Vesting Requirement has been satisfied. If the Committee determines that the Performance Vesting Requirement has been satisfied, the Committee will certify the achievement of each of the Performance Goals for the 2011 calendar year and then the Time Vesting Requirement in Section 2(a)(ii) below will be the remaining Restriction applicable to the Restricted Shares. If the Committee determines that the Performance Vesting Requirement has not been satisfied, (i) the Participant shall have no rights whatsoever in and to any of the Restricted Shares, (ii) all of the Restricted Shares shall automatically revert to Approach at no cost and (iii) neither the Participant nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect thereto. The Committee’s certification of the achievement of the Performance Goals will be effective as of December 31, 2011, regardless of any delay in the Committee’s determination of whether the Performance Goals were satisfied for the 2011 calendar year. The Committee shall have the sole discretion for determining whether the Performance Vesting Requirement has been satisfied and any such determination shall be conclusive.
          (ii) Time Vesting Requirement. The “Time Vesting Requirement” means the time-based vesting Restrictions for the Restricted Shares during the Restricted Period. The time-based Restrictions on the Restricted Shares shall lapse and the vesting date shall occur as to:
          (A) 33-1/3% of the Restricted Shares (if a fractional number, then the next lower whole number) on December 31, 2012, provided Participant is in the continuous active service of Approach or an Affiliate until such date;
          (B) an additional 33-1/3% of the Restricted Shares (if a fractional number, then the next lower whole number) on December 31, 2013, provided Participant is in the continuous active service of Approach or an Affiliate until such date; and
          (C) the remaining Restricted Shares on December 31, 2014, provided Participant is in the continuous active service of Approach or an Affiliate until such date.
Following the removal of the Restrictions on any Restricted Shares pursuant to both the Performance Vesting Requirement and the Time Vesting Requirement, Approach shall, as soon as administratively feasible, deliver to Participant from escrow a certificate representing such shares of Common Stock and Participant shall be free to sell, transfer, pledge, exchange, hypothecate or otherwise dispose of such shares of Common Stock, subject to applicable securities laws and the policies of Approach then in effect.
          (b) Subject to paragraph (c) of this Section 2, upon termination of Participant’s employment or service with Approach or an Affiliate, (i) Participant shall have no rights whatsoever in and to any of the Restricted Shares as to which the Restrictions have not been removed pursuant to paragraph (a) of this Section 2 as of the date of the Participant’s termination of employment or service, (ii) all of the Restricted Shares as to which the Restrictions have not been removed pursuant to paragraph (a) of this Section 2 as of the date of the Participant’s termination of employment or service shall automatically revert to Approach at no cost and (iii) neither Participant nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect thereto.
          (c) Change in Control and Termination of Employment or Service for Death or Disability.

          (i) Change in Control. The Change of Control provisions in Article XIII of the Plan shall apply with respect to the Restricted Shares.
          (ii) Termination of Employment or Service for Death or Disability. If Participant’s employment or service with Approach or an Affiliate is terminated as a result of the Participant’s death or Disability, then the Restrictions on the Restricted Shares shall automatically lapse as to any remaining outstanding Restricted Shares the Participant may hold at the time of such a termination of employment or service. Any Restrictions imposed upon the Restricted Shares as a result of the Performance Vesting Requirement will be deemed to be satisfied at the “maximum” levels necessary to satisfy the Performance Vesting Requirement at the time of the Participant’s termination of employment or service as a result of the Participant’s death or Disability.
     3. Rights as Stockholder. Subject to the provisions of this Agreement, upon the issuance of a certificate or certificates representing the Restricted Shares to Participant, Participant shall become the record and beneficial owner thereof for all purposes and shall have all rights as a stockholder, including without limitation voting rights and the right to receive dividends and distributions (provided that any such dividend or distribution shall be paid no later than the 15th day of the third month of the calendar year following the calendar year in which the dividend or distribution is declared by Approach), with respect to the Restricted Shares. If and to the extent Approach shall effect a stock split, stock dividend or similar distribution with respect to the Common Stock, (a) the stock distributed pursuant thereto shall be held by Approach with respect to those Restricted Shares as to which the Restrictions have not yet been removed pursuant to Section 2; (b) such additional stock shall enjoy the privileges and be subject to the Restrictions applicable to the Restricted Shares; and (c) Participant shall be entitled to sell, transfer, pledge, exchange, hypothecate or otherwise dispose of such additional stock when the Restrictions on the Restricted Shares to which the distribution relates have been removed pursuant to Section 2.
     4. Optional Issuance in Book-Entry Form. Notwithstanding the foregoing, at the option of Approach, any shares of Common Stock that under the terms of this Agreement are issuable in the form of a stock certificate may instead be issued in book-entry form.
     5. Withholding Taxes.
          (a) Participant may elect, within 30 days of the Grant Date and on notice to Approach and the Internal Revenue Service in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder, to realize income for federal income tax purposes equal to the fair market value of the Restricted Shares on the Grant Date. In such event, Participant shall make arrangements satisfactory to Approach or the appropriate Affiliate to pay in the calendar year that includes the Grant Date any federal, state or local taxes required to be withheld with respect to such shares.
          (b) If no election is made by Participant pursuant to Section 5(a) hereof, then upon the termination of the Restrictions applicable hereunder to all or any portion of the Restricted Shares, Participant (or in the event of Participant’s death, the administrator or executor of Participant’s estate) will pay to Approach or the appropriate Affiliate, or make arrangements satisfactory to Approach or such Affiliate regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Shares with respect to which such Restrictions have terminated. Approach may allow the Participant to pay the amount of such taxes required by law to be withheld with respect to the Restricted Shares by (i) withholding shares of Common Stock from any issuance of Common Stock due as a result of the removal of the Restrictions on any Restricted Shares, or (ii) permitting the Participant to deliver to Approach previously acquired shares of Common Stock, in each case having an aggregate fair market value equal to the amount of such required withholding taxes.

          (c) Any provision of this Agreement to the contrary notwithstanding, if Participant does not satisfy his or her obligations under paragraphs (a) or (b) of this Section 5, Approach shall, to the extent permitted by law, have the right to deduct from any payments made under the Plan, regardless of the form of such payment, or from any other compensation payable to Participant, whether or not pursuant to this Agreement or the Plan and regardless of the form of payment, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Shares.
     6. Reclassification of Shares. In the event of any reorganization, recapitalization, stock split, stock dividend, merger, consolidation, combination of shares or other change affecting the Common Stock, the Committee shall make adjustments in accordance with the Plan. Any such adjustments made by the Committee shall be conclusive.
     7. Effect on Employment. Nothing contained in this Agreement shall confer upon Participant the right to continue in the employment of Approach or any Affiliate, or affect any right which Approach or any Affiliate may have to terminate the employment of Participant. This shall not be construed as any agreement or understanding, express or implied, that Approach or any Affiliate will retain Participant as an employee for any period of time or at any particular rate of compensation or other terms and conditions of employment unrelated to Restricted Shares.
     8. Investment Representations.
          (a) The Shares are being received for Participant’s own account with the intent of holding them and without the intent of participating, directly or indirectly, in a distribution of such Shares and not with a view to, or for resale in connection with, any distribution of such Shares or any portion thereof.
          (b) A legend may be placed on any certificate(s) or other document(s) delivered to Participant or substitute therefore indicating restrictions on transferability of the Shares pursuant to this Agreement or referring to any stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, NASDAQ or any other stock exchange or association upon which the common stock of Approach is then listed or quoted, any applicable federal or state securities laws, and any applicable corporate law, and any transfer agent of Approach shall be instructed to require compliance therewith.
     9. Assignment. Approach may assign all or any portion of its rights and obligations under this Agreement. The Award, the Restricted Shares and the rights and obligations of Participant under this Agreement may not be assigned, sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by Participant other than by will or the applicable laws of descent and distribution.
     10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of (a) Approach and its successors and assigns, and (b) Participant and his or her heirs, devisees, executors, administrators and personal representatives.
     11. Notices. All notices between the parties hereto shall be in writing and given in the manner provided in Section 15.7 of the Plan. Notices to Participant shall be given to Participant’s address as contained in Approach’s records. Notices to Approach shall be addressed to the Corporate Secretary at the principal executive offices of Approach as set forth in Section 15.7 of the Plan.
     12. Governing Law; Exclusive Forum; Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware except for its laws with respect to conflict of laws. The exclusive forum for any lawsuit arising from or related to this Agreement shall be a state or federal court in Tarrant County, Texas. This provision does not prevent Approach from removing to an appropriate federal court any action brought in state court. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS PROHIBITING REMOVAL TO FEDERAL COURT BY APPROACH OF ANY ACTION BROUGHT AGAINST IT BY PARTICIPANT.
     13. Execution of Receipts and Releases. Any issuance or transfer of the Shares to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with the provisions of this Agreement, shall be in full satisfaction of all claims of such persons hereunder related to the Award. Approach may require Participant or Participant’s legal representative, heir, legatee or distribute, as a condition precedent to such issuance, to execute such a release and receipt therefore in such form as Approach may determine.
     14. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
     15. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
     16. Amendment. The Committee may amend the terms of this Award and this Agreement at any time, although no such amendment shall adversely affect, in any material way, the Participant’s (or a Participant’s Permitted Transferee’s) rights under an outstanding Award without the prior consent of the Participant (or the Participant’s Permitted Transferee) then holding the Award.
     17. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning its subject matter and supersedes all prior agreements, understandings, and statements, both written and oral, between the parties with respect to such subject matter. In signing this Agreement, the Participant is not relying on any written or oral statement, promise, or representation from Approach or its Affiliates concerning this Agreement other than as set above in this Agreement.
     18. Miscellaneous. Notwithstanding anything to the contrary in this Agreement, Approach will not be required to comply with any term, covenant or condition of this Agreement if and to the extent prohibited by applicable law. Participant shall reimburse Approach for incentive-based or equity-based compensation and profits realized from the sale of the Restricted Shares covered by this Agreement as required by applicable law, including, but not limited to, Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and agrees that Approach need not comply with any term, covenant or condition of this Agreement to the extent that doing so would require that Participant reimburse Approach for such amounts pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 and/or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
     IN WITNESS WHEREOF, Approach and Participant have executed this Agreement as of the date first written above.

APPROACH RESOURCES INC.

By:
Name:
Title:

PARTICIPANT

Participant Signature

Participant Printed Name

STOCK POWER AND ASSIGNMENT
SEPARATE FROM CERTIFICATE
     FOR VALUE RECEIVED and pursuant to that certain Approach Resources Inc. 2007 Stock Incentive Plan and the Restricted Stock Award Agreement dated _______________, 20___ (the “Agreement”), the undersigned Participant hereby sells, assigns and transfers unto ____________________, __________ shares of Common Stock, $0.01 par value per share, of Approach Resources Inc., a Delaware corporation (“Approach”), standing in the undersigned’s name on the books of Approach and does hereby irrevocably constitute and appoint the Corporate Secretary of Approach as the undersigned’s attorney-in-fact, with full power of substitution, to transfer said stock on the books of Approach. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND ANY EXHIBITS THERETO.
Dated:
PARTICIPANT

Participant Signature

Participant Printed Name

APPENDIX A
TO RESTRICTED STOCK AWARD AGREEMENT
Performance Goals for Performance Vesting Requirement
     The Performance Goals for the Restricted Shares shall be comprised of the three company goals set forth in Section 1 of this Appendix A below. All three of the Performance Goals must be met or exceeded for the Performance Vesting Requirement for the Restricted Shares to be satisfied; if only one or two of the Performance Goals are met, no proportional vesting shall occur. The Committee shall have the sole discretion for determining whether the Performance Vesting Requirement has been satisfied and any such determination shall be conclusive.
     1. Performance Goals. The following Performance Goals shall apply with respect to the Restricted Shares and relate to the calendar year ending December 31, 2011 (the “2011 calendar year”):
     (a) Approach’s proved oil and gas reserves as of December 31, 2011, increased a minimum of 10.0% during the 2011 calendar year, as compared to Approach’s proved oil and gas reserves as of December 31, 2010;
     (b) Finding and Development (“F&D”) costs did not exceed $15.00 per Boe for the 2011 calendar year; and
     (c) Long-term debt as of December 31, 2011, must not exceed 2.75 times EBITDAX for the 2011 calendar year.
     2. Definitions and Calculations Procedures
     (a) Proved oil and gas reserves are the estimated volumes of Approach’s total proved oil and gas reserves as determined by an independent reserve engineering firm in accordance with the rules and regulations of the Securities and Exchange Commission.
     (b) F&D costs are calculated by dividing the sum of property acquisition, exploration and development costs by extensions, discoveries, acquisitions and revisions (excluding price revisions).
     (c) Long-term debt is calculated under GAAP as included in the Company’s balance sheet.
     (d) EBITDAX is calculated as net income (loss), plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) share-based compensation expense, (iv) unrealized gain (loss) on commodity derivatives, (v) interest expense, and (vi) income taxes. EBITDAX may also include other non-recurring items that the Committee, in its sole discretion, may deem appropriately added back to GAAP net income.
     (e) Boe is one barrel of oil equivalent, using a conversion of ratio of six thousand cubic feet of natural gas to one barrel of oil, condensate or natural gas liquids.

A-1